Exhibit 10.2

INVESTOR RIGHTS AGREEMENT

THE ELMET GROUP CO.

and

BLUE MOON METALS INC.

October 16, 2026

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

1.1	Defined Terms	1
1.2	Rules of Construction	5
1.3	Entire Agreement	6
1.4	Time of Essence	6
1.5	Governing Law and Submission to Jurisdiction	6
1.6	Severability	6

ARTICLE 2
PARTICIPATION RIGHTS

2.1	Notice of Issuances	7
2.2	Grant of Participation Right	7
2.3	Exercise Notice	7
2.4	Issuance of Offered Securities	8
2.5	Closing of Investor Tranche	9
2.6	Issuances Not Subject to Participation Right	9

ARTICLE 3
BOARD NOMINATION RIGHTS

3.1	Board Nomination Right	10
3.2	Nomination Procedures	11
3.3	Observer Rights	12
3.4	Replacement	13
3.5	Compensation and Other Matters	14
3.6	Written Consent or Resolution	14

ARTICLE 4
	REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Company	14
4.2	Representations and Warranties of the Investor	15

ARTICLE 5
COVENANTS

5.1	Reporting Issuer Status and Listing of Common Shares	16
5.2	No Conflict With Shareholders’ Rights Plan or Advance Notice By-Law	16
5.3	Subsidiary Security Issuances	16
5.4	Grant of Third Party Participation Rights	17

ARTICLE 6
MISCELLANEOUS

6.1	Termination	17
6.2	Right to Information	17
6.3	Notices	18
6.4	Amendments and Waivers	18
6.5	Assignment	19
6.6	Successors and Assigns	19
6.7	Expenses	19
6.8	Public Disclosure	19
6.9	Confidentiality	19
6.10	Further Assurances	21
6.11	Right to Injunctive Relief	21
6.12	Counterparts	21

-i-

INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is dated October 16, 2026 (the “Effective Date”),

BETWEEN:

THE ELMET GROUP CO.,

a corporation organized under the laws of Delaware,

(hereinafter referred to as the “Investor”),

- and -

BLUE MOON METALS INC.,

a corporation existing under the laws of British Columbia,

(hereinafter referred to as the “Company”).

WHEREAS the Company and the Investor entered into the Letter Agreement (as defined herein), setting forth the terms on which, among other things, the Investor will make an equity investment in the Company;

AND WHEREAS pursuant to the Letter Agreement, the Investor has agreed to subscribe for and purchase 3,500,000 units of the Company (each, a “Unit”) at a price of $10.00 per Unit, each Unit consisting of one Common Share (as defined herein) and one Warrant (as defined herein) (the “Equity Investment”);

AND WHEREAS the Company and the Investor will enter into a subscription agreement dated October 16, 2026 in respect of the Equity Investment, (the “Subscription Agreement”);

AND WHEREAS, in connection with the Equity Investment, the Company has agreed to grant certain rights set out herein to the Investor, on the terms and subject to the conditions set out herein;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

(a)	For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Act” means the Business Corporations Act (British Columbia);

“Affiliate” shall have the meaning ascribed to such term in the Act, as in effect on the date of this Agreement;

“Applicable Laws” means with respect to any person, any domestic, foreign, federal, provincial, state, county or municipal or local law, rule or regulation, including any statute, regulation, rule or subordinate legislation or treaty or common law and any rule, decree, policy or enactment of any Governmental Authority that is binding or applicable to such person;

“Board” means the board of directors of the Company;

“Bought Deal” means: (a) a fully underwritten offering pursuant to which an underwriter has committed to purchase securities of the Company pursuant to a “bought deal” letter prior to the filing of a preliminary prospectus or prospectus supplement, as the case may be; or (b) a distribution pursuant to an overnight marketed offering;

“Business Day” means a day upon which banks are open for business in Vancouver, British Columbia or Toronto, Ontario, other than Saturday, Sunday or a public holiday;

“Change of Control” means any person, or group of persons acting jointly or in concert, acquiring, whether by take-over bid, plan of arrangement, merger, amalgamation, scheme, reverse take-over or other similar transaction structure, beneficial ownership of or control or direction over a majority of the outstanding Common Shares, and for the avoidance of doubt includes any exchange arrangement or cancellation of Common Shares or other transaction structure which has substantially the same effect as any of the preceding transactions enumerated in this definition;

“Common Shares” means the common shares in the capital of the Company issued and outstanding from time to time and includes any common shares that may be issued hereafter;

“Company” shall have the meaning set out in the preamble hereto;

“Confidential Information” shall have the meaning set out in Section 6.9;

“Consents” means all consents, approvals, permits, licences, waivers of rights of first refusal or waivers of due on sale clauses or other waivers, as applicable, from any party to any contract or any Governmental Authority, in each case, necessary in connection with the execution of this Agreement or the performance of any terms hereof or any document delivered pursuant hereto or the completion of any of the transactions contemplated by this Agreement;

“Constating Documents” means, with respect to any person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, notice of articles, letters patent, supplementary letters patent, by-laws, or articles, partnership agreement, limited liability corporation or social agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling and/or syndicated agreements and similar contracts, arrangements and understandings applicable to the person’s securities, all as amended, supplemented, restated and replaced from time to time;

“Convertible Securities” means any security convertible, exchangeable or exercisable for or into, with or without consideration, Common Shares or other equity or voting securities of the Company, including any warrants, options or other rights issued by the Company and, for certainty, including any securities issued under any equity incentive compensation arrangements;

“Dilutive Issuance” shall have the meaning set out in Section 2.3(a)(i);

“Director Election Meeting” shall have the meaning set out in Section 3.1(a)(i);

“Effective Date” shall have the meaning set out in the preamble hereto;

“Exchange” means the TSXV or such other stock exchange on which the Common Shares are, at the relevant time, listed for trading;

“Excluded Event” shall have the meaning set out in Section 2.8;

“Exercise Notice” shall have the meaning set out in Section 2.4(a);

“Governmental Authority” means any: (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, ministry, central bank, court, tribunal, arbitral body, bureau or agency, domestic or foreign; (b) subdivision, agent, commission, board, or authority of any of the foregoing; or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, including any stock exchange or self-regulatory authority and, for certainty, the Securities Regulatory Authorities ;

“Investor” shall have the meaning set out in the preamble hereto;

“Investor Tranche” shall have the meaning set out in Section 2.6(c);

“Issuance” shall have the meaning set out in Section 2.1;

“Letter Agreement” means the binding letter agreement dated September 11, 2026, among the Investor, the Company, Blue Moon (Springer) Inc. and EQ Resources Limited;

“Notice Period” shall have the meaning set out in Section 2.4(a);

“Offered Securities” means any equity or voting securities of the Company or Convertible Securities;

“Offering” shall have the meaning set out in Section 2.1;

“Offering Notice” shall have the meaning set out in Section 2.1;

“Ownership Condition” means that the Investor and its Affiliates collectively hold, directly or indirectly, at least forty percent (40%) of the Transaction Equity;

“Ownership Percentage” means, at any time, the Investor’s percentage ownership interest in the equity capital of the Company, which shall be calculated by dividing (y) the number of Common Shares held, directly or indirectly, by the Investor and its Affiliates (excluding any Common Shares that are issuable upon the exercise, exchange or conversion of Convertible Securities held by the Investor and its Affiliates), by (z) the total number of Common Shares issued and outstanding at such time (excluding any Common Shares that are issuable upon the exercise, exchange or conversion of all outstanding Convertible Securities);

“Participation Right” shall have the meaning set out in Section 2.2;

“person” means and includes any individual, company, limited partnership, general partnership, joint stock company, limited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity and any Governmental Authority;

“Representatives” means, in respect of any person, the directors, officers, employees consultants and professional advisors of such person;

“Reporting Jurisdictions” means Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Saskatchewan, and the United States of America;

“Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada, the United States of America and all published regulations, policy statements, orders, rules, instruments, rulings and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

“Securities Regulatory Authorities” means the securities regulatory authority of each of the Reporting Jurisdictions and any Exchange;

“Top-up Notice” shall have the meaning set out in Section 2.3(b);

“Top-up Offering” shall have the meaning set out in Section 2.3(c);

“Top-up Right” shall have the meaning set out in Section 2.3(a)(i);

“Top-up Shares” shall have the meaning set out in Section 2.3(a)(i);

“Top-up Threshold” shall have the meaning set out in Section 2.3(a)(ii);

“Springer Project” means the Company’s Springer tungsten project in Pershing County, Nevada, comprised of prospective exploration grounds, a mine, mill, and an existing ammonium paratungstate plant;

“Subscription Agreement” shall have the meaning set out in the preamble hereto;

“TEG Nominee” shall have the meaning set out in Section 3.1(a)(i);

“Third Party Participation Right” shall have the meaning set out in Section 4.1(f);

“Transaction Equity” means the Common Shares issued to the Investor pursuant to the Subscription Agreement, together with any Common Shares issued upon exercise of Warrants issued pursuant to the Subscription Agreement, as adjusted for stock splits, consolidations and similar events;

“TSXV” means the TSX Venture Exchange;

“Unit” shall have the meaning set out in the preamble hereto;

“Upsize Notice” shall have the meaning set out in Section 2.4(b);

“Upsize Option” shall have the meaning set out in Section 2.4(b); and

“Warrant” means a common share purchase warrant of the Company entitling the holder thereof to purchase one Common Share of the Company at a price of $10.80 per Common Share for a period of 36 months following the date of issuance.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	all dollar amounts refer to Canadian dollars;

(j)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)	whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement and the Subscription Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided in the aforesaid agreements.

1.4	Time of Essence

Time shall be of the essence of this Agreement.

1.5	Governing Law and Submission to Jurisdiction

(a) This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(b) Each of the parties irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of the courts of the Province of Ontario in the City of Toronto over any action or proceeding arising out of or relating to this Agreement; (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

1.6	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Article 2
Participation and top-up RightS

2.1	Notice of Issuances

If the Company proposes to issue (an “Issuance”) any Offered Securities for cash proceeds (excluding cash proceeds realized by the Company upon the exercise of Convertible Securities) pursuant to a public offering, a private placement, or otherwise (each, an “Offering”) at any time after the date of this Agreement, the Company shall, as soon as possible after the public announcement of the Offering, but in any event not later than the earlier of: (a) the date on which the Company files a preliminary prospectus, registration statement or other offering document in connection with an Issuance that constitutes a public offering of Offered Securities; and (b) seven (7) Business Days prior to the expected completion date of the Issuance, give written notice of the Issuance (the “Offering Notice”) to the Investor that includes full particulars of the Offering, including the number of Offered Securities, the rights, privileges, restrictions, terms and conditions of the Offered Securities, the per Offered Security consideration for which the Offered Securities are proposed to be issued under the Offering a detailed summary of the expected use of proceeds of the Offering and the expected closing date of the Offering. The Offering Notice shall also include the total number of issued and outstanding Common Shares as of the date of the Offering Notice and copies of any investor presentation, prospectus, registration statement or offering memorandum or similar disclosure document, subscription agreement and other materials delivered by, or proposed to be delivered by, the Company (or by any agent or investment dealer acting on behalf of the Company) to potential purchasers under the Offering.

2.2	Grant of Participation Right

So long as the Ownership Condition is met, the Investor (directly or through an Affiliate) shall have the right (the “Participation Right”) to subscribe for and to be issued as part of an Offering at the subscription price per Offered Security pursuant to the Offering and otherwise on substantially the terms and conditions as those offered to the other potential subscribers under the Offering:

(a)	in the case of an Offering of Common Shares, up to such number of Common Shares that will allow the Investor to maintain or acquire, as applicable, up to the greater of: (A) an Ownership Percentage that is the same as the Ownership Percentage that the Investor had immediately prior to completion of such Offering; and (ii) an Ownership Percentage equal to 9.9%, in each case after giving effect to the Offering; and

(b)	in the case of an Offering of Offered Securities (other than Common Shares), up to such number of Offered Securities that will (after giving effect to such Offering and assuming, for all purposes of this Section 2.2(b), the conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 2.2) allow the Investor to maintain or acquire, as applicable, up to the greater of: (i) an Ownership Percentage that is the same as the Ownership Percentage that the Investor had immediately prior to completion of such Offering; or (ii) an Ownership Percentage equal to 9.9%, in each case after giving effect to the Offering;

provided that, if the Investor is prohibited by Securities Laws or other Applicable Laws or the rules of any applicable stock exchange from participating on substantially the terms and conditions of the Offering, the Company shall use commercially reasonable efforts to enable the Investor to participate on terms and conditions that are as substantially similar as circumstances permit. The Investor further acknowledges and understands that, as a result of the provision to it of the participation rights provided herein, in the event of an Offering pursuant to a registration statement filed with the U.S. Securities and Exchange Commission, the Investor will not be able to participate in such registered offering, but will instead be entitled to purchase the securities offered in such Offering in a substantially contemporaneous private placement, on terms no less favorable, in the aggregate than those offered to investors in the registered offering (other than in respect of restrictions on transfer under Securities Laws or other Applicable Laws), subject to the execution of customary documentation in respect thereof.

If the number of Offered Securities to be issued by the Company pursuant to the Offering (after giving effect to such Offering and assuming, for all purposes of this Section 2.2, the conversion, exercise or exchange of all of the convertible, exercisable or exchangeable Offered Securities issued in connection with the Offering and issuable pursuant to this Section 2.2) is less than 2.5% of the outstanding Common Shares immediately prior to such Offering, then the Investor shall have the right to defer the exercise of the Participation Right to the date of the next Top-up Notice.

2.3	Top-up Offering

(a) Without limiting Section 2.2 and subject to the terms of this Section 2.3:

(i)	the Investor (directly or through an Affiliate) shall have the right (the “Top-up Right”) to subscribe for and to be issued, in connection with the issuance of Common Shares on the conversion, exercise or exchange of Convertible Securities or pursuant to any other contract, agreement or understanding that provides for the issuance of Common Shares excluding contracts and agreements pursuant to which the Investor has the right to exercise its Participation right pursuant to Section 2.2 above (e.g., as consideration for acquisitions or the payment of professional fees, etc.) (a “Dilutive Issuance”), up to such number of Common Shares that will allow the Investor to maintain or acquire, as applicable an Ownership Percentage that is the same as the Ownership Percentage that the Investor would have had but for the Dilutive Issuance referenced in the Top-up Notice, after giving effect to such Dilutive Issuance and as adjusted to account for any exercise, non-exercise, or deferral of the Participation Right since the date of the last Top-up Notice (the “Top-up Shares”); and

(ii)	the Top-up Right shall be exercisable from time to time following Dilutive Issuances that result in the reduction of the Investor’s Ownership Percentage by at least 1.0%, in the aggregate (the “Top-up Threshold”), which shall be calculated by aggregating all Dilutive Issuances that occurred in each case from the later of (A) the date of this Agreement and (B) the date of the last Top-up Notice.

(b) Subject to Section 2.3(d), within 10 Business Days of the end of each fiscal quarter during which one or more Dilutive Issuances occurred resulting in the Top-up Threshold being achieved, the Company shall deliver a written notice (a “Top-up Notice”) to the Investor containing the number of Convertible Securities converted, exercised or exchanged into Common Shares or the number of Common Shares issued pursuant to any other contract, agreement or understanding, and the total number of issued and outstanding Common Shares following such Dilutive Issuances, in each case from the later of: (i) the date of this Agreement; and (ii) the date of the last Top-up Notice.

(c) If the Investor delivers an Exercise Notice in accordance with Section 2.4, the Company shall, subject to Section 2.5 and in accordance with the provisions of this Article 2, promptly and in any event within 30 days of the date on which the relevant Top-up Notice was delivered, complete an offering to the Investor of the number of Top-up Shares the Investor wishes to subscribe for pursuant to the Top-up Right, as specified in the Exercise Notice, at an offering price per Top-up Share equal to the volume-weighted average trading price of the Common Shares on the Exchange for the five (5) trading days prior to the date the Top-up Notice was delivered to the Investor, subject to, in each case, any required prior approval of the Exchange and Securities Laws (each, a “Top-up Offering”) and otherwise on terms and conditions contained in a written subscription agreement in form and substance satisfactory to the Investor and the Company, each acting reasonably. Each Top-up Offering shall be an offering of Common Shares.

(d) Notwithstanding Section 2.3(a), 2.3(b) or 2.3(c), if a Top-up Threshold is achieved in, or is determined by the Company, acting reasonably, to be likely to be achieved, prior to the end of a fiscal quarter and prior to setting the record date for any meeting of shareholders, the Company shall deliver a Top-up Notice to the Investor and, if the Investor delivers an Exercise Notice in accordance with Section 2.4 in response to a Top-up Notice delivered pursuant to this Section 2.3(d), the Company shall, subject to Section 2.5 and in accordance with the provisions of this Article 2, promptly, and in any event prior to declaring the record date for such shareholder meeting, complete a Top-up Offering to the Investor.

2.4	Exercise Notice

(a) If the Investor wishes to exercise the Participation Right or Top-up Right, the Investor shall give written notice to the Company (the “Exercise Notice”) of its intention to exercise such right and of the number of Offered Securities or Top-Up Shares the Investor wishes to subscribe for and purchase pursuant to the Participation Right or the Top-up Right, as applicable. The Investor shall deliver an Exercise Notice to subscribe to the Offering or issuance of Top-up Shares, within five (5) Business Days after the date of receipt of an Offering Notice, or in the case of a public offering that is a Bought Deal, within one (1) Business Day of receipt of an Offering Notice or Upsize Notice (the “Notice Period”), failing which the Investor will not be entitled to exercise the Participation Right or Top-up Right in respect of such Offering, Issuance or issuance of Top-up Shares.

(b) If the Company at any time proposes to increase the number of any Offered Securities to be issued in an Offering following the Notice Period it shall, by notice in writing delivered to the Investor (the “Upsize Notice”), give the Investor the option to subscribe for its pro rata share of the additional Offered Securities (the “Upsize Option”). The Investor shall be entitled to exercise the Upsize Option by delivering a new Exercise Notice to the Company. If no new Exercise Notice is delivered by the Investor to the Company within by the later to occur of three (3) Business Days after the date of receipt by the Investor of the Upsize Notice, and the date of expiry of the Notice Period (the “Upsize Notice Period”), the Exercise Notice of the Investor to be delivered in respect of the original Offering Notice within the applicable time period set out in Section 2.4(a) shall apply or, where the Investor delivered an Exercise Notice in respect of the original Offering Notice prior to the expiry of the Upsize Notice Period, such Exercise Notice so delivered shall continue in full force and effect.

2.5	Issuance of Offered Securities and Top-up Shares

(a) If the Company receives an Exercise Notice from the Investor within the Notice Period or the Upsize Notice Period, then the Company shall, subject to:

(i)	the receipt and continued effectiveness of all required approvals (including the approval(s) of the Exchange and any required approvals under Securities Laws and any shareholder approval required under Applicable Laws), which approvals the Company shall use all commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and using its commercially reasonable efforts to cause management and each member of the Board to vote their Common Shares and any shares of the Company entitled to vote in the matter and all votes received by proxy in favour of the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor); and

(ii)	the completion of the relevant Offering, if applicable,

issue to the Investor or its nominee, against payment of the subscription price payable in respect thereof by bank draft, certified cheque or wire transfer, or settlement on a delivery-against-payment basis through a mutually agreed clearing system or other method approved by the Company, acting reasonably, that number of Offered Securities or Top-up Shares, as applicable, set out in the Exercise Notice.

(b) If the Company is required by an Exchange or otherwise under Applicable Laws to seek shareholder approval for the issuance of the Offered Securities or the Top-up Shares, as applicable, to the Investor or its nominee, then the Company shall: (i) call and hold a meeting of its shareholders to consider the issuance of the Offered Securities or Top-up Shares, as applicable, to the Investor as soon as reasonably practicable, and in any event such meeting shall be held within 75 days after the date that the Company is first advised by the Exchange or other applicable Governmental Authority that it will require shareholder approval; and (ii) recommend approval of the issuance of the Offered Securities or Top-up Shares, as applicable, to the Investor and solicit proxies in support thereof.

2.6	Closing of Investor Tranche

(a) Without limiting Section 2.5, this Section 2.6 applies only to the issuance of Offered Securities set out in an Exercise Notice received by the Company from the Investor in connection with the exercise of the Participation Right and does not apply to any issuance of Top-Up Shares pursuant to Section Error! Reference source not found..

(b) If the Company receives an Exercise Notice from the Investor within the Notice Period or the Upsize Notice Period, then the Company shall reserve for issuance to the Investor or its nominee that number of Offered Securities set out in the Exercise Notice.

(c) The issuance of such Offered Securities to the Investor shall occur as a separate tranche of the Offering (the “Investor Tranche”) to be completed within 10 Business Days after the closing of the primary tranche of the Offering (or such other date as the parties may agree, acting reasonably), subject in each case to the receipt of all required approvals (including the approval(s) of the Exchange and any required approvals under Securities Laws and any shareholder approval required under Applicable Laws), which approvals the Company shall use all commercially reasonable efforts to promptly obtain (including by applying for any necessary price protection confirmations, seeking shareholder approval (if required) in the manner described below, and using its commercially reasonable efforts to cause management and each member of the Board to vote their Common Shares and any shares of the Company entitled to vote in the matter and all votes received by proxy in favour of the issuance of the Offered Securities to the Investor).

(d) The Company shall not reallocate, sell or issue to any other person any of the Offered Securities reserved for the Investor pursuant to Section 2.6(a) unless the Investor fails to complete the Investor Tranche in accordance with this Section 2.6.

(e) The parties acknowledge that, subject to Section 6.8, the Investor Tranche may be disclosed in a separate press release issued by the Company following the closing of the primary tranche of the Offering.

2.7	Blackout Periods

In relation to any exercise periods for the Investor to elect to exercise the Top-up Right to acquire the Top-up Shares, to the extent that the Investor is restricted from trading in securities of the Company under Securities Laws or other Applicable Laws, the relevant exercise period shall be extended until the fifth Business Day following the termination of such restriction.

2.8	Issuances Not Subject to Participation Right

Notwithstanding anything to the contrary contained herein, Sections 2.1 to 2.5 will not apply to any Issuances in the following circumstances (each such Issuance pursuant to paragraphs (a) through (e) of this Section 2.8 being referred to as an “Excluded Event”):

(a)	a rights offering that is made to (and the rights thereunder are exercisable by) to all shareholders of the Company including the Investor; and

(b)	any share split, share dividend or capital reorganization of the Company or any subsidiary; provided that the beneficial shareholders of the Company or such subsidiary, as applicable, and the percentage ownership interest of each beneficial shareholder of the Company or such subsidiary, as applicable, do not change as a result thereof.

Article 3
BOARD NOMINATION RIGHTS

3.1	Board Nomination Right

(a)	Subject to the terms and conditions of this Article 3 and for so long as the Ownership Condition is met, the Investor shall be entitled to:

(i)	designate an individual (a “TEG Nominee”) to be nominated as a director of the Company at any meeting of the shareholders of the Company at which directors are to be elected (a “Director Election Meeting”); and

(ii)	request that the TEG Nominee be reasonably considered for inclusion on one or more committees of the Board.

(b)	Subject to Applicable Laws, the Company shall promptly take all steps as may be necessary to appoint, within 10 Business Days of the initial TEG Nominee’s nomination, such TEG Nominee to serve on the Board and any committee thereof until the next Director Election Meeting.

(c)	As a condition of election or appointment under this Article 3, each TEG Nominee shall, at the time of election or appointment to the Board:

(i)	meet the qualification requirements to serve as a director under the Act or any other governing corporate statute of the Company, Applicable Laws and the rules of the Exchange or any other stock exchange on which the Common Shares are then listed;

(ii)	must consent in writing to serve as a director of the Company and must complete a personal information form, if required, or such other documentation as may be required by any other stock exchange on which the Common Shares are then listed and obtain clearance from the Exchange in respect of such TEG Nominee’s personal information form, if required, failing which the Investor shall nominate a replacement TEG Nominee in accordance with this Article 3, who shall satisfy the requirements set out in this Section 3.1(a); and

(iii)	have such skills and experience reasonably consistent with other individuals who hold directorships on companies listed on the Exchange or any other stock exchange on which the Common Shares are then listed.

3.2	Nomination Procedures

As long as the Investor has the right to designate a TEG Nominee under Section 3.1(a), the Company shall:

(a)	notify the Investor in writing within five Business Days of the date on which the Company calls a Director Election Meeting and cause each TEG Nominee to be included in the nominees proposed for election at each Director Election Meeting; and

(b)	support the election of each TEG Nominee at the applicable Director Election Meeting in the same manner as proxies are solicited in favour of, and the Company and Board otherwise support, the other nominees for election as directors of the Company in connection with the applicable Director Election Meeting.

The Investor shall, after consultation with the Company in good faith, advise the Company of the name of each TEG Nominee within five Business Days after receiving the notice referred to in Section 3.2(a). If the Investor does not advise the Company of the identity of the TEG Nominee and/or such committees within such period, the Investor will be deemed to have nominated the incumbent TEG Nominee or, if there is no incumbent TEG Nominee, the Investor will be deemed to have waived its right to nominate a TEG Nominee until the next Director Election Meeting.

3.3	Observer Rights

(a)	If the TEG Nominee resigns, is not elected, or the seat is otherwise vacant, the Investor may appoint a non-voting board observer (the "TEG Observer") until the seat is filled by a new TEG Nominee. As a condition of appointment under this Section 3.3, each TEG Observer shall:

(i)	comply with the Act or any other governing corporate statute of the Company, Applicable Laws and the rules of the Exchange or any other stock exchange on which the Common Shares are then listed, including with respect to material non-public information; and

(ii)	complete a personal information form, if required, or such other documentation as may be required by any other stock exchange on which the Common Shares are then listed and obtain clearance from the Exchange in respect of such TEG Observer’s personal information form, if required, failing which the Investor shall nominate a replacement TEG Observer in accordance with this Article 3, who shall satisfy the requirements set out in this Section 3.3.

(b)	the Company shall:

(i)	provide the TEG Observer with notice of each meeting of the Board and each committee at the same time as provided to the members of the Board or the relevant committee, as applicable;

(ii)	provide the TEG Observer with copies of all materials provided to the Board or any committee (collectively, “Board Materials”) at the same time as provided to the members of the Board or relevant committee, as applicable; and

(iii)	permit the TEG Observer to attend (virtually or in person) each meeting of the Board and each committee, including telephonic or videoconference meetings,

except with respect to materials which, or attendance at such portions of any such meeting in which, the Board, acting in good faith, determines that: (i) based on the advice of counsel, the subject matter relates to a transaction, proceeding or matter in which the Investor or its affiliates or the TEG Observer are or may be interested parties, and where the participation in such portion of any such meeting by the TEG Observer or access to information relating to the Company would give rise to a conflict of interest between the Investor and/or the TEG Observer, on the one hand, and the Company, on the other hand; or (ii) such exclusion is necessary to preserve legal privilege, unless the TEG Observer and the Company have entered into a common interest privilege agreement (provided that any such exclusion under clause (i) or (ii) above shall only apply to such portion of such material or meeting as is necessary to address the applicable conflict of interest or preserve such privilege, as applicable).

(c)	The TEG Observer shall be a non-voting observer to the Board, entitled to observation rights at the Board and all committees of directors formed by the Board, and the TEG Observer shall have the right to receive notice of, and attend at, meetings of the Board (and committees thereof) and to receive copies of any and all materials sent to directors or committee members.

(d)	The TEG Observer will not be counted towards determining whether there is quorum for any such meeting.

(e)	The TEG Observer may not directly or indirectly appropriate or otherwise participate in or take advantage of any corporate opportunity of the Company or any of its subsidiaries presented to the TEG Observer in his or her capacity as the TEG Observer or identified through the use of Company confidential information.

(f)	The TEG Observer shall abide by the Company’s written insider trading policies (as the same may be amended from time to time) and, without limitation, may not trade in securities of the Company during blackouts applicable to directors as required by the Company’s written policies that are reasonably available to the TEG Observer.

(g)	The TEG Observer shall comply with all written policies that are applicable to the directors of the Company and that are reasonably applicable to the TEG Observer, as the same may be amended from time to time (provided that any such amendment shall be promptly communicated to the Observer in writing), as if the TEG Observer was a director of the Company, including, without limitation, the Company’s Code of Business Conduct and Ethics, Corporate Disclosure Policy and Insider Trading Policy and the related memoranda relating to insider trading obligations and the regulation of insider trading (collectively, the “Policies”). The Company shall have delivered copies of all Policies in effect to the TEG Observer prior to the date of appointment.

(h)	The TEG Observer shall comply with the confidentiality obligations that are applicable to the directors of the Corporation (whether under common law or statute) as if the TEG Observer were a director of the Company; provided, however that the Company acknowledges and agrees that the TEG Observer, may disclose information obtained by them in their observer capacity with the Investor.

(i)	For clarity, the TEG Observer shall not, solely by reason of serving as an observer, be deemed to be a director, officer, or fiduciary of the Company or any subsidiary and shall have no duties or liabilities in such capacity, except for the express contractual obligations set forth in this Agreement.

3.4	Replacement

If a TEG Nominee ceases to hold office as a director of the Company, whether due to such TEG Nominee’s death, disability, resignation or removal, the Investor shall, subject to Section 3.1(c), be entitled to nominate an individual to replace the TEG Nominee who has ceased to hold office, and the Company shall promptly take all steps as may be necessary to appoint, within 10 Business Days of such nomination, such individual to the Board and consider such individual for any applicable committees (any such succeeding individual shall thereafter be a TEG Nominee).

3.5	Compensation and Other Matters

Each TEG Nominee shall:

(a)	be compensated and reimbursed for expenses as Board members on a basis no less favourable than the basis on which the Company compensates and reimburses other directors of the Company (other than directors who are officers of the Company); and

(b)	be entitled to the benefit of directors’ liability insurance and indemnification to the same extent that the Company provides such insurance and indemnification to the other directors of the Company.

3.6	Written Consent or Resolution

The provisions of this Article 3 applicable to Director Election Meetings shall apply mutatis mutandis to any written consent or resolution of shareholders relating to the election of directors of the Company.

Article 4
Representations and Warranties

4.1	Representations and Warranties of the Company

The Company represents and warrants to the Investor as follows and acknowledges and agrees that the Investor is relying on such representations and warranties to enter into this Agreement:

(a)	the Company is duly incorporated and organized, and is validly subsisting, under the laws of the Province of British Columbia and is in material compliance with the filing of all corporate and similar returns under the laws of that jurisdiction;

(b)	the Company has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	all necessary corporate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been duly executed and delivered by the Company and (assuming due execution and delivery by the Investor) constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(e)	the execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder will not (whether after the passage of time or notice or both) conflict with, result in a violation or breach of, constitute a default or require any Consent (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(i)	to the knowledge of the Company, (A) any judgment, decree, order or award of any Governmental Authority having jurisdiction over it, or (B) any Applicable Law;

(ii)	any provision of its Constating Documents or resolutions of the Board (or any committee thereof) or shareholders; or

(iii)	any license or registration or any agreement, contract or commitment, written or oral which the Company is a party or subject to or bound by; and

(f)	as at the date of this Agreement, except for Hartree Partners, LP and Teck Resources Limited, no person has any pre-emptive right, participation right or other right to purchase any of the Common Shares or Convertible Securities of the Company (a “Third Party Participation Right”).

4.2	Representations and Warranties of the Investor

The Investor represents and warrants to the Company as follows and acknowledges and agrees that the Company is relying on such representations and warranties to enter into this Agreement:

(a)	the Investor is duly organized, and is validly subsisting, under the laws of Delaware and is in material compliance with corporate filings required under the laws of that jurisdiction;

(b)	the Investor has all necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	all necessary corporate action has been taken by the Investor to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(d)	this Agreement has been duly executed and delivered by the Investor and (assuming due execution and delivery by the Company) constitutes a legal, valid and binding obligation of the Investor, enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction; and

(e)	the execution and delivery of this Agreement by the Investor and the performance by the Investor of its obligations hereunder will not (whether after the passage of time or notice or both) conflict with, result in a violation or breach of, constitute a default or require any Consents (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(i)	to the knowledge of the Investor, (A) any judgment, decree, order or award of any Governmental Authority having jurisdiction over it, or (B) any Applicable Law;

(ii)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders; or

(iii)	any material license or registration or any material agreement, contract or commitment, written or oral which the Investor is a party or subject to or bound by.

Article 5
COVENANTS

5.1	Reporting Issuer Status and Listing of Common Shares

The Company shall use commercially reasonable efforts to:

(a)	maintain the Company’s status as a “reporting issuer” not in default under the Securities Laws in each of the Reporting Jurisdictions; and

(b)	maintain the listing of the Common Shares on the TSXV, the Toronto Stock Exchange, the Nasdaq Capital Market, the New York Stock Exchange or another stock exchange acceptable to the Investor,

provided that these covenants shall not restrict or prevent the Company from engaging in or completing any transaction which would result in the Company ceasing to be a “reporting issuer” or the Common Shares ceasing to be listed on the TSXV so long as the holders of Common Shares receive cash or securities of an entity which is listed on a stock exchange in Canada or such other exchange as may be agreed upon by the Company and the Investor, or the holders of the Common Shares have approved the transaction.

5.2	No Conflict With Shareholders’ Rights Plan or Advance Notice By-Law

The Company covenants and agrees with the Investor that any shareholder rights plan or similar instrument, or advance notice by-law or policy or similar instrument, adopted by the Company shall not restrict, limit, prohibit or conflict with the exercise by the Investor of its Participation Right or its Top-up Right.

5.3	Subsidiary Security Issuances

The Company shall not, without the prior written consent of the Investor, not to be unreasonably withheld, agree to, undertake or cause, or permit to occur, any offering, sale, transfer or issuance of any securities of Blue Moon (Springer) Inc. to any person other than the Company or an Affiliate of the Company. The Company shall cause its Affiliates to conduct their business and affairs in a manner consistent with, and so as to give full effect to, all of the terms and conditions of this Agreement.

5.4	Grant of Third Party Participation Rights

(a) If the Company grants to any person a Third Party Participation Right, or amends the terms of an existing Third Party Participation Right, it shall promptly, but no later than five (5) Business Days after granting or amending such Third Party Participation Right, provide notice of such grant or amendment to the Investor, which notice shall include a copy of the contract or agreement (including any amendments thereto) pursuant to which the person is entitled to such Third Party Participation Right.

Article 6
MISCELLANEOUS

6.1	Termination

This Agreement, other than the rights and obligations of the parties under Sections 1.5, 6.7, 6.8, 6.9, 6.10, and 6.11 shall terminate and the rights and obligations of the parties hereunder shall cease immediately at such time as the Ownership Condition is not met.

6.2	Right to Information

(a) Subject to the Company’s obligations and restrictions under Securities Laws, during the term of this Agreement the Company shall provide the Investor with:

(i)	reasonable access to the Company’s scientific and technical data, work plans and programs, permitting information and results of operations in respect of its properties, including but not limited to newly acquired technical or scientific data in respect of the Springer Project, as soon as is practical and in any event no less frequently than on a quarterly basis;

(ii)	written reports (including technical reports) on the status of the Company’s work programs in respect of its properties as and when such reports are prepared (including all reports and materials made available to the Company, the Board or any committee of the Board or Company) and the Investor shall have the right to discuss such reports with management of the Company and the Company shall use commercially reasonable efforts to respond to reasonable questions and inquiries from the Investor with respect to the report and the contents thereof;

(iii)	reasonable access to the Company’s personnel to discuss technical and scientific matters related to exploration, development, operation, and management of its properties;

(iv)	reasonable access to the Company’s team and its properties for the purpose of conducting site visits at dates and times to be agreed upon by the parties; and

(v)	quarterly updates on the number of drill holes and drill meters completed in the preceding fiscal quarter, and forecasted drill holes and drill meters for the then current fiscal quarter and subsequent fiscal quarters as known.

6.3	Notices

(a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(i)	in the case of the Investor:

The Elmet Group Co.
260 Fore Street, Suite 301
Portland, ME 04101

Attention: [*]

Email: [*]

With a copy to:

Office of the General Counsel

E-mail: [*]

in the case of the Company:

Blue Moon Metals Inc.
550 – 220 Bay Street
Toronto, ON, Canada M5J 2W4

Attention: [*]

E-mail: [*]

(b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. (local time at the place of receipt), then on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 6.3.

6.4	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.5	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other party. Notwithstanding the foregoing, the Investor may assign and transfer all of its rights, benefits, duties and obligations under this Agreement in their entirety, without the consent of the Company, to an Affiliate of the Investor, provided that any such assignee shall, prior to any such transfer, agree to be bound by all of the covenants of the Investor contained herein and comply with the provisions of this Agreement, and shall deliver to the Company a duly executed undertaking to such effect in form and substance satisfactory to the Company, acting reasonably.

6.6	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Shares, to any and all equity securities of any successor or assign of the Company (whether by merger, arrangement, amalgamation, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Common Shares, in each case as the amounts of such securities outstanding are appropriately adjusted for any equity dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date of this Agreement.

6.7	Expenses

Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated herein, including the fees and expenses of legal counsel, financial advisors, accountants, consultants and other professional advisors.

6.8	Public Disclosure

(a) If either party (the “Filing Party”) is required to issue a press release or make any other disclosure relating to the subject matter of this Agreement (including the terms hereof), it shall provide a copy to the other party for its information and comment using its best efforts to ensure it is provided at least three (3) business days prior to release. Any comments that such other party may make shall not be considered certification of the accuracy of the information in such release or disclosure, or a confirmation by it that the content of such release or disclosure complies with the rules, policies, by laws and disclosure standards of the applicable regulatory authorities or stock exchanges. If such other party fails to provide comments within the foregoing time period the Filing Party may, subject to the following paragraph, make the proposed release or disclosure.

(b) If any disclosure of information in respect of this Agreement by the Filing Party uses the other party’s name, the Filing Party shall obtain prior approval of such other party before issuing any press release, other public disclosure or public statement. The foregoing prohibition shall not apply if disclosure of such other party’s name is, in the written opinion of legal counsel to the Filing Party, required by applicable public disclosure requirements, however in such a case the Filing Party must provide a copy of the applicable news release to such other party for comment, using its best efforts to ensure it is provided to such other party at least three (3) business days prior to release.

6.9	Confidentiality

(a) Except as otherwise provided in this Agreement, each party agrees that all information, data and technology disclosed to it by or on behalf of the other party and any other information that such party receives or acquires from the other party in connection with this Agreement or the subject matter hereof (“Confidential Information”) shall be kept confidential and shall not be disclosed to any person that is not a party or an Affiliate (including such Affiliate’s representatives) or Representative of a party and shall only be disclosed to an Affiliate (including such Affiliate’s representatives) or any Representative on a need to know basis in connection with the permitted use by such party of such Confidential Information, provided that such party shall inform its Affiliates and Representatives of the confidentiality terms of this Section 6.9 and such party shall be responsible for the compliance with this Section 6.9 by such Affiliates and Representatives. In complying with the foregoing, each party shall, and shall cause its Affiliates and any Representatives to, use the same degree of care as would be used by a normally prudent person in protecting its own proprietary and confidential information.

(b) Notwithstanding the foregoing:

(i)	a party shall not be required to keep confidential any Confidential Information that is:

(A)	at the time of the disclosure, through no wrongful act or omission of such party, its Affiliates or Representatives, part of the public domain;

(B)	at the time of the disclosure known by such party and such party is not subject to any other restrictions of confidentiality with respect to such Confidential Information;

(C)	independently developed by such party without violating such party’s obligations under this Agreement; or

(D)	lawfully obtained by such party from a third party that to the knowledge of such party is not subject to restrictions of confidentiality with respect to such Confidential Information; and

(ii)	each party shall have the right to disclose Confidential Information:

(A)	to the extent permitted by this Agreement;

(B)	to the extent consented to by the other party;

(C)	to its Affiliates and its Affiliates’ Representatives;

(D)	for purposes of its and its Affiliates’ public company disclosure obligations, provided that such party complies with its obligations under Section 6.8 to the extent permitted by Applicable Law;

(E)	in the exercise of any of its rights and obligations hereunder; and

(F)	in legal or arbitration proceedings involving the rights and obligation of a party (which proceedings shall be kept confidential to the extent permitted by Applicable Law).

(c) The receiving party will not be in breach of its obligation not to disclose any of the Confidential Information if that disclosure is required by Applicable Law, a court or arbitral order, award or similar proceedings, or by applicable government or Exchange requirement, practice or policy, provided that the receiving party complies with its obligations under Section 6.8 to the extent permitted by Applicable Law, and the receiving party co-operates with the disclosing Party in any application, proceedings or other action the disclosing party may undertake to obtain a protective order or other means of protecting the confidentiality of the Confidential Information required to be disclosed. Each party will promptly notify the other party of any actual or threatened breach under any of the terms of this Section 6.9 or any unauthorized communication, disclosure or use of any of the Confidential Information of which such party has actual knowledge.

6.10	Further Assurances

Each of the parties shall, from time to time hereafter and upon any reasonable request of the other, promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement.

6.11	Right to Injunctive Relief

The parties agree that any breach of the terms of this Agreement by either party would result in immediate and irreparable injury and damage to the other party which could not be adequately compensated by damages. The parties therefore also agree that in the event of any such breach or any anticipated or threatened breach by the defaulting party, the other party shall be entitled to equitable relief, including by way of temporary or permanent injunction or specific performance, without having to prove damages, in addition to any other remedies (including damages) to which such other party may be entitled at law or in equity.

6.12	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (including in electronic form and/or with electronic signatures), with the same effect as if each party had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first written above.

THE ELMET GROUP CO.

by	/s/ Peter V. Anania
	Name:	Peter V. Anania
	Title:	Chief Executive Officer

BLUE MOON METALS INC.

by	/s/ Christian Kargl-Simard
	Name:	Christian Kargl-Simard
	Title:	Chief Executive Officer

Signature Page – Investor Rights Agreement